EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-54766-99 and 333-127348) pertaining to the Amended and Restated Ashland Inc. Incentive Plan, Form S-8 (No. 333-131792) pertaining to the 2006 Ashland Inc. Incentive Plan, Forms S-8 (Nos. 333-172019 and 333-186408) pertaining to the Amended and Restated 2011 Ashland Inc. Incentive Plan, Form S-8 (No. 333-201895) pertaining to the Amended and Restated 2015 Ashland Inc. Incentive Plan, Form S-8 (No. 333-201053) pertaining to the Inducement Restricted Stock Award, Form S-8 (No. 33-62091-99) pertaining to the Ashland Inc. Deferred Compensation Plan, Form S-8 (No. 33-52125-99) pertaining to the Ashland Inc. Deferred Compensation Plan for Non-Employee Directors, Form S-8 (No. 333-122269-99) pertaining to the Ashland Inc. Deferred Compensation Plan for Employees (2005), Form S-8 (No. 333-122270-99) pertaining to the Ashland Inc. Deferred Compensation Plan for Non-Employee Directors (2005), Forms S-8 (Nos. 33-32612-99, 333-157040 and 333-203840) pertaining to the Ashland Inc. Employee Savings Plan, Form S-8 (No. 33-49907-99) pertaining to the Ashland Inc. Leveraged Employee Stock Ownership Plan, Form S-8 (No. 333-155386) pertaining to the Hercules Incorporated Amended and Restated Long Term Incentive Compensation Plan and the Hercules Incorporated Omnibus Equity Compensation Plan for Non-Employee Directors, Forms S-8 (Nos. 333-155396 and 333-203840) pertaining to the Ashland Inc. Union Employee Savings Plan, and Forms S-8 (Nos. 333-184109 and 333-203840) pertaining to the International Specialty Products Inc. 401(k) Plan of Ashland Inc. of our report dated November 24, 2014 relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Cincinnati, Ohio
November 20, 2015